SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the
SECURITIES EXCHANGE ACT OF 1934

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Date of Report (Date of earliest event reported):       August 13, 2004

Bio-One Corporation
(Exact Name of Registrant as Specified in Charter)

Nevada	000-31889	65-0815746
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

798 Executive Drive, Suite B, Oviedo, FL	32765
(Address of principal executive offices)	(Zip code)

(407) 977-1005
Registrant’s telephone number, including area code

Not Applicable
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04.    Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement

On March 31, 2004, Bio-One Corporation (“Bio-One”) and Interactive Nutrition International Inc. (“INII”) executed a Convertible Promissory Note (the “Note”) in the principal amount of C$15,000,000. Bio-One and INII are collectively referred to as the “Debtors.” The Note was delivered as partial consideration in connection with a share exchange transaction, by and between Bio-One and Nesracorp, Inc. (formerly Interactive Nutrition Inc.) (“Nesracorp”). Pursuant to the share exchange transaction, Bio-One acquired all of the issued and outstanding capital stock of INII for an aggregate purchase price of C$30,000,000, which was paid with cash of C$15,000,000 and the Note. Pursuant to the share exchange transaction, INII became a wholly-owned subsidiary of Bio-One. Pursuant to the terms of the Note, the Debtors are obligated to make 57 consecutive installments to Nesracorp of C$268,158 commencing July 1, 2004. In connection with the Note, INII entered into a General Security Agreement, dated March 31, 2004 (the “GSA”), whereby INII granted to Nesracorp a security interest over all of the assets of INII.

On August 13, 2004, Nesracorp and the Debtors entered into a forbearance agreement under the terms of which the Debtors acknowledged that they were in default under the Note and Nesracorp agreed to forebear in enforcing its rights. On November 1, 2004 Nesracorp and the Debtors entered into a second forbearance agreement under the terms of which the Debtors again acknowledged that they were in default under the Note and Nesracorp agreed to forbear in enforcing its rights until November 30, 2004. Under both forbearance agreements, any failure of the Debtors to meet the terms and conditions of such forbearance agreement constitutes a default under the forbearance agreement and Nesracorp in its sole discretion, is free to immediately exercise its remedies and enforce its rights under the GSA without any further notice requirements to the Debtors.

In connection with the default under the Note, on December 13, 2004, a private receiver was appointed by Nesracorp Inc. pursuant to Section 12 of the GSA. The receiver is Roxanne Anderson of Pricewaterhouse Coopers. The powers of the receiver are stipulated in Section 12 of the GSA as follows:

“…any such receiver appointed by instrument in writing shall, to the extent permitted by applicable law or to such lesser extent permitted, have all of the rights, benefits and powers of the Secured Party hereunder or under the PPSA or otherwise and without limitation have power (a) to take possession of the Collateral, (b) to carry on all or any part or parts of the business of the Debtor, (c) to borrow money required for the seizure, retaking, repossession, holding, insurance, repairing, processing, maintaining, protecting, preserving, preparing for disposition, disposition of the Collateral and for any other enforcement of this Agreement or for the carrying on of the business of the Debtor on the security of the Collateral in priority to the security interest created under this Agreement, and (d) to sell, lease or otherwise dispose of the whole or any part of the Collateral at public auction, by public tender or by private sale, lease or other disposition either for cash or upon credit, at such time and upon such terms and conditions as the receiver may determine provided that if any such disposition involves deferred payment the Secured Party will not be accountable for and the Debtor will not be entitled to be credited with the proceeds of any such disposition until the monies therefore are actually received.”

On January 13, 2005, Bio-One filed a Statement of Claim in the Ontario Superior Court of Justice against Nesracorp, Eli Nesrallah, Joseph Nesrallah, Pamela Nesrallah, Roxanne Anderson and Pricewaterhouse Coopers. The Claim asks for (i) a discharge of the receiver, (ii) damages against Eli Nesrallah, Joseph Nesrallah, Pamela Nesrallah, the receiver and Pricewaterhouse Coopers, and (iii) a substantial adjustment in the purchase price of the transaction, or, in the alternative, rescission of the transaction. Should the Court award the adjustment in the purchase price and allow the adjustment to be applied against current installments of the Note, there would be no delinquency and the Note installments would be paid until August 2005. The Claim has not, as yet, been defended and Debtors’ counsel has received a request for mediation.

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Item. 9.01    Financial Statements and Exhibits

16.1	Forbearance agreement, dated August 13, 2004.

16.2	Forbearance agreement, dated November 1, 2004.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIO-ONE CORPORATION

Date: February 15, 2005	By:	/s/ Armand Dauplaise
Name:Armand Dauplaise
Its: President, Chief Executive Officer,
Principal Accounting Officer and Director

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